UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 31, 2007

CoBiz Financial Inc.

(Exact name of registrant as specified in its charter)

Commission file number 001-15955

Colorado	84-0826324
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

821 17th Street Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

(303) 293-2265

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 31, 2007, CoBiz Financial Inc. (the “Corporation”) entered into an Amended and Restated Executive Split Dollar Life Insurance Plan and Agreement (the “Amended Agreements”) with each the following executive officers of the Corporation: Lyne B. Andrich, Steven Bangert, Richard J. Dalton and Robert B. Ostertag.

The decision to enter into the Amended Agreements was made by the Corporation in response to EITF Issue No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements.” An endorsement split-dollar agreement is an arrangement whereby an employer owns a life insurance policy that covers the life of an employee and using a separate agreement “endorses” a portion of the policy death benefits to the insured employee’s beneficiary. EITF Issue No. 06-4 applies only to those endorsement split-dollar arrangements that provide a death benefit post-retirement. Under the new rule, effective as of January 1, 2008, the Corporation is required to book a liability (and recognize an ongoing expense) for the post-retirement death benefits provided under endorsement split-dollar arrangements. To minimize the cost of the program to the Corporation, the executive officers named above agreed to amend their existing Endorsement Split-Dollar Life Insurance Arrangement agreements to immediately terminate any and all post-employment death benefits under the agreements. The death benefit, if any, payable under the agreement on account of the death of the officer while employed by the Corporation was increased to an amount equal to the lesser of: (a) 125 percent of the officer’s includible compensation for the most recent calendar year; and (b) the net amount at risk, as defined in the agreement. Previously, the death benefit, if any, payable under the agreement on account of the death of the officer was equal to the lesser of: (a) 100 percent of the officer’s includible compensation for the most recent calendar year; and (b) the net amount at risk.

Item 9.01               Financial Statements and Exhibits

(a) Not applicable

(b) Not applicable

(c) Not applicable

(d) Not applicable

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CoBiz Inc.
(Registrant)

/s/ Lyne Andrich
Lyne Andrich

EVP & CFO
Date: January 7, 2008